EXHIBIT 11-- SCHEDULE OF COMPUTATION OF NET EARNINGS PER SHARE

                                                 YEAR ENDED JUNE 30,
                                        ---------------------------------------
                                           2000         1999           1998
                                        ----------   -----------    -----------

Net income (loss)                       $  495,758   $(1,852,806)   $  (148,619)

BASIC
Weighted average number
    shares outstanding
    during the year:                     7,408,821     6,562,140      6,617,153
Basic income (loss) per share:
    Net income (loss)                   $     0.07   $     (0.28)   $     (0.02)
                                        ==========   ===========    ===========
DILUTED
Weighted average number of
    shares outstanding
    during the year:                     7,408,821     6,562,140      6,617,153
Effect of dilutive securities:
    Common  stock  equivalent
       shares  (determined  using the
       "treasury  stock" method)
       representing shares issuable
       upon exercise of common
       stock options                         2,278         1,704         52,210
                                        ----------   -----------    -----------
    Weighted average number of
       shares used in calculation of
       diluted earnings per share        7,411,099     6,563,844      6,669,363
                                        ==========   ===========    ===========
Diluted income (loss) per share:
    Net income (loss)                   $     0.07   $     (0.28)   $     (0.02)
                                        ==========   ===========    ===========